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                     CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Financial Statements" and to the use of our report dated March 31, 2003 for American Life Separate Account 5, included in this Registration Statement on Form N-4 (No. 333-62662) and the related Prospectus of American Life Separate Account 5 dated May 1, 2003.

We also consent to the use of our report on The American Life Insurance Company of New York dated March 29, 2003 included in this Registration Statement. Such report expresses our opinion that The American Life Insurance Company of New York's statutory-basis financial statements present fairly, in all material respects, the financial position of The American Life Insurance Company at December 31, 2002, and 2001 and the results of its operations and cash flows for the years then ended in conformity with statutory accounting practices prescribed or permitted by the New York State Insurance Department and not in conformity with accounting principles generally accepted in the United States.

                                                       /s/ Ernst & Young LLP



New York, New York
April 29, 2003